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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-3 to Form S-1 Registration Statement and related Prospectus of Vanstar Corporation (the "Company") for the registration of 1,132,491 shares of the Company's Common Stock being offered on behalf of and for the account of the Selling Shareholders and to the incorporation by reference therein of our reports dated June 10, 1997 (except to Note 15, as to which the date is July 7, 1997), with respect to the consolidated financial statements and schedule of Vanstar Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 1997, filed with the Securities and Exchange Commission.



                                            Ernst & Young LLP



Atlanta, Georgia


September 15, 1997